CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                       Of

                      Series E Convertible Preferred Stock

                                       Of

                   AMERICAN RESOURCES AND DEVELOPMENT COMPANY

                   Pursuant to Section 16-10a-602 Utah Revised
                            Business Corporation Act


          We, Karl Badger, President and Stephen B. Spencer, Secretary of American Resources and Development Company, a corporation organized and existing under the Laws of the State of Utah, in accordance with the provisions of
Section 16-10a-602 thereof, DO HEREBY CERTIFY:

          That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of said Corporation, the said Board of Directors on May 20, 1997, adopted a resolution creating a series of Series E Convertible Preferred Stock and that the designations and amounts thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

    1.    Designation of Series and Number of Shares.

          A series of Preferred Stock is hereby designated "Series E Convertible Preferred Stock" (hereinafter referred to as "Series E Preferred Stock"), and the number of shares which shall constitute such Series shall be 500,000 shares, which number of shares may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors. Shares of Series E Preferred Stock shall be issued and become outstanding as determined by the Board of Directors from time to time.

    2.    Dividends.

          No dividends shall be payable on the Series E Convertible Preferred Stock.

    3.    Conversion of Series E Preferred Stock into Common Stock.

          The holders of record of Series E Preferred Stock shall have the right to convert such shares into shares of common stock of the Corporation ("Common Stock") in accordance with and subject to the following terms and conditions:

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          (a) 25,400  shares of Series E Preferred  Stock  shall be  immediately convertible into 25,400 shares of Common Stock.

          (b)  After  June  30,  1999  and  before   September  30,  1999,  each
outstanding share of Series E Preferred Stock may be convertible into fully paid and non-assessable shares of Common Stock.

               The aggregate number of shares of Common Stock into which all 500,000 Series E Preferred Stock shall be converted shall be that number equal to 500,000 divided by $5,000,000 multiplied by the number that is equal to the net pre-tax income of Finally Communities, Inc. for the two year period ended March 31, 1999 multiplied by ten and divided by the Average Trading Price of the Common Stock (hereinafter the "Aggregate Number"). Each outstanding share of Series E Preferred Stock is convertible into the number of shares equal to the Aggregate Number minus 25,400 divided by 474,600.

          (c) Within 100 days of the end of the Corporation's fiscal year dated March 31, 1999, the Corporation shall give notice to all holders of record of the Series E Preferred Stock of their right to convert and the notice shall set forth the calculation by the Corporation of the number of Common Stock into which the Series E Preferred Stock is convertible. In the event the holders of the Series E Preferred Stock question the calculation of the Corporation, the determination of the Corporation's independent auditor shall be final and binding on the holders of the Series E Preferred Stock.

          (d) In the event all shares of Series E Preferred Stock have not been converted into Common Stock by October 15, 1999 the same shall be automatically cancelled and shall become null and void.

          (e) In order to receive share certificates representing the Common Stock into which the Series E Preferred Stock was converted, the holder thereof shall surrender to the Corporation the certificate or certificates for Series E Preferred Stock (or, in the case of a lost or destroyed certificate, proof of loss or destruction and indemnity as required by the Corporation). The Corporation will, as soon as practicable thereafter, deliver to such holder, or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with an amount in cash with respect to any fractional share, as provided in Paragraph 6.

          (f) The conversion rate provided in clause (ii) above shall be subject to adjustment as set forth in Paragraph 6. Upon each adjustment of the conversion rate a written instrument signed by an officer of the Corporation setting forth the adjustment and accompanied by an opinion of an independent public accountant or accountants (who may be the independent public accountant or accountants then acting as auditor or auditors for the Corporation) setting forth the computation of the adjustment and a summary of the facts upon which it

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is  based,  together  with a copy of the  resolutions,  if any,  of the Board of
Directors passed in connection therewith, shall forthwith be filed with the Transfer Agent for the Series E Preferred Stock and made available for inspection by stockholders, and any adjustment so evidenced, made in good faith, shall be binding upon all stockholders and the Corporation.

          (g) All shares of the Series E Preferred Stock which shall have been converted into Common Stock as herein provided shall not be reissued as Series E Preferred Stock but shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series.

    4.    Priority of Series E Preferred Stock on Dissolution.

          In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series E Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount equal to $5.00 per share and no more, before any distribution shall be made to the holders of Common Stock; provided, however, that no such distribution shall be made to the holders of Series E Preferred Stock unless at the same time a like proportionate distribution shall be made, ratably in proportion to the respective amounts payable upon dissolution, liquidation or winding-up of the affairs of the Corporation, to the holders of all shares of Preferred Stock of all other series, if any, then outstanding and ranking as to distribution of assets on a parity with the Series E Preferred Stock. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation within the meaning hereof.

    5.    Voting Powers of Series E Preferred Stock.

          (a) The holders of Series E Preferred Stock shall have no voting rights except as set forth in Paragraph 5(b).

          (b) Without the affirmative vote or written consent of the holders of at least one-half of the aggregate number of shares of Series E Preferred Stock outstanding, unless the vote or consent of a greater number of shares shall then be required by law, the Corporation shall not, by action of the Articles of Incorporation, or by an amendment to the Articles of Incorporation or by merger or consolidation or in any other manner change the rights, preferences or limitations with respect to the Series E Preferred Stock in any material respect prejudicial to the holders thereof.

    6.    Adjustment of Conversion Rate.

          The rate at which each share of Series E Preferred Stock may be converted into Common Stock (hereinafter called the conversion rate) shall be subject to the following adjustments:

          (a) While any such shares of the Series E Preferred Stock shall be outstanding, in case this Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the

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outstanding  shares of Common  Stock  into a smaller  number of shares of Common
Stock, the conversion rate in effect immediately prior to such subdivision or combination, as the case may be, shall be proportionately increased or decreased, as the case may require, such increase or decrease to become effective immediately after the opening of business on the date following the day upon which such subdivision or combination becomes effective.

          (b) Any dividend to holders of Common Stock in shares of Common Stock equal in number to twenty-five percent (25%) or more of the total number of shares of the Common Stock outstanding at the closing of business on the record date fixed for the determination of the stockholders entitled to such dividend shall be considered a subdivision of the outstanding shares of Common Stock (and not a dividend under clause (c) of this Paragraph 6) and an adjustment in the conversion rate shall be made in accordance with the provisions of clause (a) of this Paragraph 6 with respect to the subdivision of outstanding shares of Common Stock.

          (c) If this Corporation shall declare and pay to the holders of the Common Stock a dividend in Common Stock, the conversion rate in effect immediately prior to the record date fixed for the determination of the stockholders entitled to such dividend shall be increased proportionately to the amount of Common Stock so paid as a dividend, such adjustment to become effective immediately after the opening of business on the day following the record date for the determination of the Corporation's stockholders entitled to receive such dividend. If the Corporation shall declare and pay to the holders of the Common Stock a dividend in any securities of the Corporation convertible into Common Stock, such dividend shall, for all purposes of clause (c) of this Paragraph 6, be deemed a dividend of the maximum number of shares of Common Stock into which such securities are convertible, but shall no longer be deemed such a dividend in Common Stock whenever and to the extent that such right of conversion shall terminate without having been exercised.

          (d) No adjustment of the conversion rate shall be made by reason of the issuance of common stock in exchange for cash, property or services.

          (e) In case the Corporation shall be recapitalized or shall be consolidated with or merged into, or shall sell or transfer its property and assets as, or substantially as, an entirety, proper provisions shall be made as part of the terms of such recapitalization, consolidation, merger, sale or transfer whereby the holder of any shares of the Series E Preferred Stock outstanding immediately prior to such event shall thereafter be entitled to such conversion rights with respect to securities of the corporation resulting from such recapitalization, consolidation or merger, or to which such sale or transfer shall be made, as shall be substantially equivalent to the conversion rights provided for herein with respect to such Series E Preferred Stock.

          (f) No fraction of a share of Common Stock shall be issued upon any conversion but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the market value of a full share of Common Stock.

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

    7.    Other Rights.

          Except as provided by law, the shares of Series E Preferred Stock shall not have any designation, preferences, or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein and in the Articles of Incorporation of this Corporation. The Series E Preferred Stock shall not be assignable without the prior written consent of the Corporation.

    8.    Definitions.

          (a) As used in this document "net income" shall mean all revenues less all expenses before interest and tax.

          (b) "Average trading price" or "market value" shall be the average of the daily closing prices for the 20 consecutive trading days ending on the last full trading day on the exchange or market specified in the succeeding sentence prior to the determination date. The closing price for any day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices for such day, in each case (1) on the principal national securities exchange on which the shares of Common Stock are listed or to which such shares are admitted to trading or (2) if the Common Stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported by NASDAQ or any comparable system or (3) if the Common Stock is not listed on NASDAQ or a comparable system, as furnished by two members of NASDAQ selected from time to time in good faith by the Board of Directors of the Corporation for that purpose. In the absence of all of the foregoing, or if for any other reason the current market price per share cannot be determined pursuant to the foregoing provisions of this paragraph, the current market price per share shall be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation.

          IN WITNESS WHEREOF, we have executed and subscribed this Certificate of Designations and do affirm the foregoing as true under penalties of perjury this 8th day of July, 1997.

ATTEST:


-----------------------------                     -----------------------------
Stephen B. Spencer, Secretary                     Karl F. Badger, President

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